Consent of Independent Registered Public Accounting Firm

The Board of Directors The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our report dated October 20, 2006 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York December 19, 2006